EXHIBIT 99.1

UFP Technologies Announces Q3 Results

NEWBURYPORT, Mass., Nov. 03, 2020 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $3.0 million or $0.40 per diluted common share outstanding for its third quarter ended September 30, 2020, compared to net income of $5.6 million or $0.75 per diluted common share outstanding for the same period in 2019. Sales for the third quarter were $43.3 million compared to third quarter sales of $49.4 million in 2019. Net income for the nine-month period ended September 30, 2020 was $9.2 million or $1.22 per diluted common share outstanding compared to $14.0 million or $1.87 per diluted common share outstanding for the same period in 2019. Sales for the nine-month period ended September 30, 2020 were $134.2 million compared to sales of $148.1 million for the same period in 2019.

"I am pleased with our results and progress in Q3. We made some key strategic moves in response to market conditions related to Covid-19 and to position UFP for long-term profitable growth," said R. Jeffrey Bailly, Chairman & CEO. “We completed a series of cost-saving initiatives, including a difficult but necessary reduction of our workforce which alone will bring $5 million in annualized savings. Today, all of our factories are up and running safely, our safety protocols have helped reduce the number of Covid-positive cases, and attendance levels have stabilized.”

"Although quarterly revenue was down 12.3% vs. the prior year, it was up 1.5% vs. Q2 of this year," Bailly added. "July was our lowest revenue month of the year, and since then we have seen steady progress on both the top and bottom lines. Our Advanced Components group, which includes Automotive, Aerospace & Defense, Consumer, Electronics, and Industrial, rebounded strongly. It grew a combined 50% vs. Q2 of 2020. This was offset by a Covid-related decline in our Medical business and the dramatic reduction in elective surgeries. In Q2, many of our medical customers continued to order parts to create an inventory safety stock. Although elective procedures have begun to increase, those customers are still working through their excess inventory."

"I remain very optimistic about our future,” Bailly said. “We continue to make progress in identifying accretive strategic acquisition candidates that can increase our value to customers and strengthen our position in the marketplace. With our reduced cost structure and gradually improving market conditions, combined with our strong balance sheet – $20 million in cash and zero debt – we are well positioned to capitalize on both internal and external growth opportunities."

Financial Highlights for Q3 and YTD 2020:

  Sales for the third quarter this year decreased 12.3% to $43.3 million, from $49.4 million in the same period of 2019. Year-to-date sales through September decreased 9.4% to $134.2 million, from $148.1 million in the same period of 2019.
  ° Third quarter sales to the medical market decreased 16.6%. Sales to the aerospace & defense and automotive markets increased 3.4% and decreased 9.6%, respectively. All other sales (consumer, electronics, and industrial) decreased 4.5%.
  ° Year-to-date sales to the medical market decreased 2.1%. Sales to the aerospace & defense and automotive markets decreased 16.4% and 32.7%, respectively. All other sales (consumer, electronics, and industrial) decreased 18.4%.
  Gross profit as a percentage of sales (“gross margin”) decreased to 24.3% for the third quarter, from 27.0% in the same quarter of 2019. Gross margin for the nine-month period ended September 30, 2020 decreased to 24.8%, from 27.1% in the same period of 2019.
  Selling, general and administrative expenses (“SG&A”) for the third quarter decreased 5.5% to $6.8 million compared to $7.2 million in the same quarter of 2019. For the nine-month period ended September 30, 2020, SG&A decreased 4.6% to $21.2 million, from $22.2 million in the same period of 2019.
  For the third quarter, operating income decreased to $3.7 million, from $6.1 million in the same quarter of 2019. For the nine-month period ended September 30, 2020, operating income decreased to $11.8 million, from $18.0 million in the same period of 2019.
  Net income decreased to $3.0 million in the third quarter, from $5.6 million in the same period of 2019. For the nine-month period ended September 30, 2020 net income decreased to $9.2 million, from $14.0 million in the same period of 2019.

About UFP Technologies, Inc.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market. Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

Forward-Looking Statements

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Such statements include, but are not limited to, statements regarding the anticipated effects on the Company of the COVID-19 pandemic, including with respect to the different markets in which the Company participates, demand for the Company’s products, the Company’s product development efforts, the well-being and availability of the Company’s employees, the continuing operation of the Company’s locations, the effects of cost-cutting measures (including direct and indirect labor costs) and any anticipated savings therefrom, the effects of employee reductions, and the effectiveness of the Company’s safety protocols; statements regarding general market conditions and any anticipated improvements; statements about the Company’s acquisition strategies and opportunities (as well as any anticipated benefits and results from such acquisitions); statements regarding anticipated trends in the different markets in which the Company competes or the Company’s position in the marketplace; statements regarding expectations on customer demand; expectations regarding the manufacturing capacity and efficiencies of the Company; expectations regarding the Company’s liquidity; statements about the Company’s participation and growth in multiple markets, its business opportunities and the Company’s ability to capitalize on any such opportunities; statements about the Company’s growth potential and strategies for growth, in the long or short-term; statements about the Company’s anticipated revenues and the timing of such revenues, and any statements implying that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings, earnings per share growth rates or profitability. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated by such forward-looking statements, or otherwise, including without limitation, the severity and duration of the COVID-19 pandemic and its impact on the markets in which the Company participates, including its impact on the Company’s customers, suppliers and employees, as well as the U.S. and worldwide economies; the timing, scope and effect of further governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; risks relating to employee reductions; risks relating to decreased, including substantially decreased, demand for our products; risks relating to the potential closure of any of our facilities or the unavailability of key personnel or other employees; risks relating to the success of our safety protocols; risks relating to operating with a decreased labor force; risks relating to the general market conditions; risks relating to the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates; risks that revenue from our product development business may not result in future manufacturing revenue; risks and uncertainties associated with maintaining and increasing sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Net sales	$43,299	$49,394	$134,220	$148,120
Cost of sales	32,771	36,073	100,919	107,932
Gross profit	10,528	13,321	33,301	40,188
Selling, general and administrative expenses	6,791	7,183	21,208	22,226
Loss on disposal of fixed assets	12	-	298	-
Operating income	3,725	6,138	11,795	17,962
Interest expense	17	165	66	590
Other expense	-	24	362	461
Income before income tax expense	3,708	5,949	11,367	16,911
Income tax expense	720	308	2,170	2,938
Net income	$2,988	$5,641	$9,197	$13,973

Net income per share outstanding	$0.40	$0.76	$1.23	$1.88
Net income per diluted share outstanding	$0.40	$0.75	$1.22	$1.87

Weighted average shares outstanding	7,495	7,432	7,480	7,419
Weighted average diluted shares outstanding	7,555	7,493	7,547	7,476

Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2020	2019

Assets:
Cash and cash equivalents	$17,435	$3,743
Receivables, net	27,364	28,648
Inventories	19,488	18,276
Other current assets	4,276	2,583
Net property, plant, and equipment	54,351	56,739
Goodwill	51,838	51,838
Intangible assets, net	20,032	20,975
Other assets	5,880	5,956
Total assets	$200,664	$188,758
Liabilities and equity:
Accounts payable	4,547	4,577
Other current liabilities	11,516	12,207
Other liabilities	12,162	9,983
Total liabilities	28,225	26,767
Total equity	172,439	161,991
Total liabilities and stockholders' equity	$200,664	$188,758

Contact:
Ron Lataille
978-234-0926
rlataille@ufpt.com